Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF DESIGNATION

establishing the

Voting Powers, Designations, Preferences, Limitations,
Restrictions, and Relative Rights of

SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

          BioCryst Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, and pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”), the Board adopted the following resolution providing for the amendment of the Certificate of Designation as filed with the Delaware Secretary of State on June 17, 2002 (the “Certificate of Designation”), which resolution remains in full force and effect as of the date hereof:

WHEREAS, the Board has determined it to be in the best interests of the Corporation and its stockholders to amend the Certificate of Designation.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Designation be amended as follows:

Section 1 is hereby deleted in its entirely and replaced with the following:

Section 1.  Designation and Amount.  The shares of such series shall be designated as “Series B Junior Participating Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting the Series B Preferred Stock shall be 45,000.  Such number of shares may be increased or decreased by resolution of the board of Directors; provided, that no decrease shall reduce the number of shares of Series B Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series B Preferred Stock.

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          IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to Certificate of Designation to be signed by its Chief Financial Officer on this 12th day of December, 2005.

By:	/s/Michael A. Darwin

Michael A. Darwin
Chief Financial Officer